Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-121393, No. 333-110581, and No. 333-114760 and Forms S-8 No. 033-79720, No. 033-79722, No. 033-94768, No. 333-05613, No. 333-05615 and No. 333-109767) of Point Therapeutics, Inc. and in the related Prospectus of our reports dated March 10, 2006, with respect to the consolidated financial statements of Point Therapeutics, Inc., Point Therapeutics, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Point Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/    Ernst & Young LLP

Boston, Massachusetts

March 10, 2006